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                                                      EXHIBIT H-3

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-         ; 70-8511)

SYSTEM ENERGY RESOURCES, INC., ET AL.



(DATE)

          Entergy Corporation("Entergy"), P. O. Box 61005, New

Orleans, Louisiana 70161, a registered holding company, and its subsidiary companies System Energy Resources, Inc. ("SERI")

Echelon One, 1340 Echelon Parkway, Jackson, Mississippi  39213;

Entergy Arkansas, Inc. ("Entergy Arkansas"), P. O. Box 551,

Little Rock, Arkansas  72203; Entergy Louisiana, Inc., ("Entergy

Louisiana"), 639 Loyola Avenue, New Orleans, Louisiana  70113;

Entergy Mississippi, Inc. ("Entergy Mississippi"), P. O. Box

1640, Jackson, Mississippi  39205; and Entergy New Orleans, Inc.,

("Entergy New Orleans" and together with Entergy Arkansas,

Entergy Louisiana, and Entergy Mississippi, "Operating

Subsidiaries"), 639 Loyola Avenue, New Orleans, Louisiana  70113,

have filed a post-effective amendment to their application-

declaration pursuant to Sections 6(a), 7, 9(a), 10, 12(b) and

12(d) of the Act and Rules 44, 45 and 54 thereunder.

          By orders dated May 9, 1995 (HCAR No. 26287), August

18, 1995 (HCAR No. 16358) and August 27, 1996 ("Orders"), the

Commission authorized SERI, from time to time through December

31, 2000, to (a) issue and sell one or more series of its first mortgage bonds ("Bonds") and one or more series of its debentures

("Debentures") in an aggregate principal amount not to exceed

$540 million, (b) enter into arrangements for the issuance and sale of tax-exempt revenue bonds ("Tax-Exempt Bonds") in an

aggregate principal amount not to exceed $350 million, (c) issue and pledge one or more new series of its first mortgage bonds

("Collateral Bonds") in an aggregate principal amount not to exceed $395 million as security for the Tax-Exempt Bonds, and (d)

obtain one or more irrevocable Letters of Credit for an aggregate amount up to $395 million, in order to obtain a more favorable rating on series of Tax-Exempt Bonds.  Pursuant to a

Reimbursement Agreement, SERI will reimburse the issuer of the related Letter of Credit for any amount drawn on that Letter of

Credit, within a period not to exceed sixty months following the date of the draw.  Interest on unreimbursed amounts will not exceed 200 basis points over the New York prime rate as published in the Wall Street Journal.  Each Reimbursement Agreement will require the payment by SERI of up-front fees not to exceed 1%,

and annual fees not to exceed 1-1/4%, of the face amount of the related Letter of Credit.

          SERI proposes to increase its authorization to incur

obligations in connection with the issuance and sale of one or more series of Bonds and/or Debentures in a combined aggregate principal amount not to exceed $68 million, and the issuance and sale of Tax-Exempt Bonds to an aggregate principal amount not to exceed $515 million.  All other terms and conditions authorized in Orders will remain.  These terms and conditions include, inter alia, assignments by SERI of conditional rights held by SERI under certain agreements entered into among SERI, Entergy and the

Operating Subsidiaries as additional security for the holders of any series of Bonds or in connection with the issuance of Tax-

Exempt Bonds, and the issuance and pledge of Collateral Bonds as security for Tax-Exempt Bonds..

          The application-declaration and any amendments thereto

are available for public inspection through the Commission's

Office of Public Reference.  Interested persons wishing to

comment or request a hearing should submit their views in writing by [_______, 1998], to the Secretary, Securities and Exchange

Commission, Washington, D.C. 20549 and serve a copy on the

applicants-declarants at the addresses specified above.  Proof of service (by affidavit or, in the case of an attorney-at-law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed.  Any person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter.  After said date, the application-

declaration, as filed or as it may be amended, may be granted and permitted to become effective.

          For the Commission, by the Division of Investment

Management, pursuant to delegated authority.



                                 _______________________

                                        Secretary